                                                                     EXHIBIT 12

                LEGGETT & PLATT, INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Amounts in million of dollars)

                                                                             Year ended
                                                                             December 31,
                                                     1999           1998         1997          1996           1995
Earnings
   Income from continuing operations
      before income taxes                           $ 462.6       $ 395.6       $ 333.3       $ 249.7       $ 220.6

   Interest expense (excluding
      amount capitalized)                              43.0          38.5          31.8          30.0          30.4

   Portion of rental expense under
      operating leases representative
      of an interest factor                             8.2           6.7           6.1           5.5           5.1
                                                   --------      --------      --------      --------      --------
Total earnings                                      $ 513.8       $ 440.8       $ 371.2       $ 285.2       $ 256.1
                                                   --------      --------      --------      --------      --------

Fixed charges
   Interest expense
      (including amount capitalized)                $  44.0       $  39.2       $  32.7       $  31.0       $  31.4

   Portion of rental expense under
     operating leases representative
     of an interest factor                              8.2           6.7           6.1           5.5           5.1
                                                    -------       -------       -------       -------       -------
Total fixed charges                                 $  52.2       $  45.9       $  38.8       $  36.5       $  36.5
                                                    -------       -------       -------       -------       -------
Ratio of earnings to fixed charges                      9.8           9.6           9.6           7.8           7.0
                                                    -------       -------       -------       -------       -------

     Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist principally of interest costs.